Exhibit 99.1
AUDIT COMMITTEE CHARTER

(As Amended by the Board of Directors on December 20, 2004)

Purpose

To assist the Board of Directors in fulfilling its oversight responsibilities related to the accounting and financial reporting processes and audits of the financial statements of the Company.

Membership and Structure

The Committee shall have at least three members, each of whom: (a) satisfies the independence standards specified in Sections 121A of the American Stock Exchange (“The AMEX”) Company Guide1 (“AMEX Company Guide”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) is able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement; (c) at least one member of the Committee is required to be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including but not limited to being or having been a CEO, CFO, or other senior officer with financial oversight responsibilities; and (d) notwithstanding paragraph (a) above, one director who is not independent as defined in Section 121A, but who satisfies the requirements of Rule 10A-3 under the Exchange Act, and is not a current officer or employee or an immediate family member of such officer or employee, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its stockholders. A director appointed to the Committee pursuant to this exception may not serve for in excess of two consecutive years and may not chair the Committee. Notwithstanding the foregoing, a company that is a small business issuer pursuant to Securities and Exchange Commission Regulation S-B can elect to utilize the exception contained in Section 121B(2)(c) of the AMEX Company Guide, which requires that at least 50% of the directors on the Company’s Board of Directors are independent directors as defined in Section 121A of the AMEX Company Guide, as required by Sections 121B(2)(c) and 802 of the AMEX Company Guide.

Meetings

The Committee shall meet on at least a quarterly basis.

Scope of Responsibilities

❑	Select, evaluate, and oversee the Company’s independent accountants.

❑
Ensure a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, and the Committee’s responsibility for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor, is received from the outside auditors.

❑
Ensure that all critical accounting policies and practices and alternative accounting treatments are communicated by the independent accountants to the Committee, other material written communications are maintained by the Committee, and such communications occur prior to the filing of the Company’s annual reports or proxy statements, as well as prior to filing registration statements and other periodic or current reports when audited reports are included.

❑	Ensure disclosure in periodic reports of non-audit services approved by the Committee.

❑
Ensure that the outside auditor’s ultimate accountability is to the Committee and the Board of Directors, as representatives of stockholders, and these stockholders representatives’ ultimate authority and responsibility is to select, evaluate, and, where appropriate, replace the outside auditor.

❑	External/internal audit plan.

❑	External/internal audit reports and management letter.

❑	Interface between management and the independent accountants to review the scope of the annual audit to be performed.

❑	Systems of internal control.

❑	Review annual and quarterly financial statements, and other periodic reports containing financial statements.

❑
Review and pre-approve the scope of services to be provided by the independent public accountants, including all audit and non-audit services (i.e. all Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees).

❑	Procedures for handling complaints regarding the Company’s accounting practices.

❑	Authority to bind the Company for funding for the independent auditor and any outside advisor(s) engaged by the Audit Committee.

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1 Each listed company must have a sufficient number of independent directors on its Board of Directors (1) such that at least a majority of such director are independent directors (subject to the exceptions set forth in Section 801 and, with respect to small business issuers, Section 121B(2)(c)), and (2) to satisfy the audit committee requirement set forth below. “Independent Director” means a person other than an officer or employee of the Company or any parent or any subsidiary. No director qualifies as independent unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company that would interfere with the exercise of independent judgment.

Responsibilities, Authority, and Procedures

The Committee shall have specific responsibilities, authority, and procedures necessary to comply with Rule 10A-3(b)(2), (3), (4) and (5) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act) and Sections 121 and 803 of the AMEX Company Guide, concerning responsibilities relating to:

1.	Annual assessment of the adequacy of the Committee’s charter;

2.	Registered public accounting firm[2];

3.	Internal control over financial reporting and certification of disclosure reports pursuant to Section 229.308 of Regulation S-K under the Exchange Act;

4.	Complaints relating to accounting, internal accounting controls or auditing matters[3];

5.	Preparation of the Committee report required under Section 229.306 of Regulation S-K under the Exchange Act;

6.	Authority to engage advisors[4]; and

7.	Funding as determined by the Committee[5].

2 The Audit Committee of the Company, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Committee.
3 The Audit Committee shall establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
4 The Audit Committee shall have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.
5 The Audit Committee shall provide for appropriate funding, in its capacity as a committee of the board of directors, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Committee under paragraph 6; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out is duties.